Exhibit 10.6.11

ARCH CAPITAL GROUP LTD.
Amendment No. 1 to Restricted Share Agreement

Reference is made to the Restricted Share Agreement (“Agreement”), dated as of January 18, 2002, between Arch Capital Group Ltd., a Bermuda company (the “Company”) and John D. Vollaro (the “Employee”).  This Amendment No. 1 (“Amendment”) to the Agreement is made as of March 19, 2003.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the Employee has been granted certain Restricted Shares pursuant to the Agreement; and

WHEREAS, the Company has agreed to amend the Agreement with respect to the vesting of the Restricted Shares as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.             Amendment.  The parties agree that the first paragraph of Section 2(a) and Section 2(b) of the Agreement shall be amended and restated as follows:

“(a)         Vesting of Award.  Subject to Section 2(b) below and the other terms and conditions of this Agreement, this Award shall become vested on the fifth anniversary of the date hereof.  Unless otherwise provided by the Company, all dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).  Notwithstanding the foregoing, if (i) a Change in Control occurs and (ii) within two years following such Change in Control, the employment of the Employee is terminated (x) by the Company not for Cause or (y) the Employee terminates his or her employment with the Company for Good Reason (as defined in the Employment Agreement), then the Restricted Shares shall become immediately vested in full upon such termination of employment.  In the event the employment of Employee is terminated at any time (a) for Permanent Disability (as defined in the Employment Agreement between the Employee and the Company, dated as of January 18, 2002 (the “Employment Agreement”) or (b) by reason of the Employee’s death, then the Restricted Shares shall become immediately vested in full upon such termination of employment.”

“(b)         Termination of Service; Forfeiture of Unvested Shares.  Except as otherwise set forth in Section 2(a) above, in the event the Employee ceases to be an employee of the Company prior to the date the Restricted Shares otherwise become vested due to termination (A) by the Company not for Cause (as defined in the Employment Agreement), (B) by the Employee for Good Reason (as defined in the Employment Agreement), or (C) by reason of the Company’s provision of written notice not to extend the Employment

Period under Section 5.01 of the Employment Agreement, a pro rata number of Restricted Shares subject to the Award shall become vested in full at the time of such termination of service determined by multiplying the total number of Restricted Shares subject to the Award by a fraction, the numerator of which is the number of months or part of a month elapsed since the date hereof and the denominator of which is 60; provided, however, that in the case of a termination by the Company not for Cause or by the Employee for Good Reason, the Restricted Shares subject to the Award shall not be transferable prior to the fifth anniversary of the date hereof, except that a number of Shares having a fair market value equal to the amount of any income and employment taxes imposed upon vesting of the Restricted Shares shall be transferable upon such termination solely for the purpose of funding any such income and employment taxes.  If the Employee ceases to be an Employee of the Company for any other reason prior to the date the Restricted Shares become vested, the Award shall be forfeited by the Employee and become the property of the Company.  For purposes of this Agreement, service with any of the Company’s Subsidiaries (as defined in the Plan) shall be considered to be service with the Company.”

The parties agree that the amendments set forth in this Amendment shall be the only amendments and modifications to the Agreement, and all other terms of the Agreement shall remain unchanged.

2.             Notices.  Any notice required or permitted to be given under this Amendment shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Arch Capital Group Ltd.
Wessex House

45 Reid Street

Hamilton HM 12 Bermuda

Attn:  President

With a copy to:

Arch Capital Services Inc.
20 Horseneck Lane
Greenwich, CT  06830
Attn.: General Counsel

If to the Employee:

To the last address delivered to the Company by the
Employee in the manner set forth herein.

3.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.

4.             Entire Agreement.  This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

5.             Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Peter A. Appel
Name: Peter A. Appel
Title: President and Chief Executive Officer

EMPLOYEE

/s/ John D. Vollaro
John D. Vollaro